(LOGO)FT MORTGAGE COMPANIES
2974 LBI FREEWAY  ATLANTIC COAST MORTGAGE  MNC MORTGAGE
DALLAS, TX 75234  CARL I. BROWN MORTGAGE   HOMEBANC MORTGAGE
972 484-5600

FIRST TENNESSEE MORTGAGE
SUNBELT NATIONAL MORTGAGE


Arthur Andersen LLP
Suite 1100
100 Peabody Place
Memphis, Tennessee 38103

Dear Sirs:

As of and for the year ended December 31, 1997, FT Mortgage Companies and its wholly-owned subsidiary First Tennessee Mortgage Services, Inc. (the "Company") has complied in all material respects, except for the matters disclosed in
Exhibit I, with the minimum servicing standards set forth in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS. As of and for this same period, the Company had in effect a fidelity bond policy in the amount of $70,000,000 and an errors and omissions policy in the amount of $25,000,000.


                                                       /s/Gary B. Klinger
                                                       Gary B. Klinger
                                                       Chief Financial Officer

                                                          February 20, 1998



                                                                      EXHIBIT I

MATTER #1:

The Company is required to maintain a loan servicing file for each of the loans it services. During an inventory of files in prior years, the Company noted several missing files. The situation reported in the prior year still exists.

MANAGEMENT CORRECTIVE ACTION

The  Company  maintains   collateral   documentation  files  with  the  document
custodians. Internal loan servicing fries will be recreated as necessary.

MATTER #2:

The Company is required to analyze escrow balances for all loans on an annual basis. Testing in prior years revealed a group of loans on which an escrow analysis had not been performed in the preceding 12 months. The situation reported in the prior year still exists.

MANAGEMENT CORRECTIVE ACTION

Management was made aware of the issue in the prior year and performed escrow analyses on a large number of the loans identified and is currently working through the remainder of the loans